PROMISSORY NOTE

$21,000.00	February 23, 2018
Denver, Colorado

FOR VALUE RECEIVED, CANNASYS, INC., a Nevada corporation (the “Company”), promises to pay to PATRICK G. BURKE (“Holder”), at 18183 East Dorado Drive, Aurora, CO 80015, the principal sum of TWENTY-ONE THOUSAND DOLLARS AND NO CENTS ($21,000). The principal sum is the total amount that the Company owes Holder as of the date of this Note, and Holder releases the Company from any obligations of the Company due Holder arising before the date of this Note. Interest will accrue from the date of this Note on the unpaid principal amount at a rate equal to one percent (1%) per annum. This Note is subject to the following terms and conditions.

1.Maturity. This Note will automatically mature and be due and payable on September 30, 2018. Interest will accrue on this Note, but will not be due and payable until the Maturity Date. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, will become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the Company’s property or assets.

2.Payment; Prepayment. All payments will be made in lawful money of the United States of America at such place as Holder may, from time to time, designate in writing to the Company. Payment will be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty.

3.Stockholders, Officers, and Directors Not Liable. In no event will any stockholder, officer, or director of the Company be liable for any amounts due or payable pursuant to this Note.

4.Transfer; Successors and Assigns. The terms and conditions of this Note will inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, Holder may not assign, pledge, or otherwise transfer this Note without the Company’s prior written consent. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

5.Amendments and Waivers. Any term of this Note may be amended only with the Company’s written consent. Any amendment or waiver effected in accordance with this section 6 will be binding upon the Company and each Holder and transferee of this Note.

6.Notices. Any notice required or permitted by this Note will be in writing and will be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

7.Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed, and interpreted in accordance with the laws of the state of Nevada, without giving effect to principles of conflicts of law.

EXECUTED effective the 23rd day of February, 2018.

CANNASYS, INC.

By: /s/ Michael A. Tew

Michael A. Tew, Chief Executive Officer

1350 17th Street, Suite 150

Denver, Colorado 80202